Exhibit 8.1

Subsidiaries of the Registrant

Following is a list of the Company’s subsidiaries1 as at February 28, 2013:

•	Leading Brands of Canada, Inc.

	-	incorporated provincially in Alberta, Canada

	-	also operates as ‘North American Bottling’

1 as defined in rule 1-02(w) of Regulation S-X